Exhibit 99.1
Bristow Group Inc. Announces Pricing of $200 Million
5.5% Mandatory Convertible Preferred Stock Offering
HOUSTON, TEXAS, September 13, 2006—Bristow Group Inc. (NYSE:BRS) announced today that it has priced its previously announced public offering of $200 million of 5.5% mandatory convertible preferred stock. Bristow expects the net proceeds from this offering will be $193.7 million, which it intends to use for the following purposes:
•	to fund the $98.8 million purchase price for the acquisition of five large aircraft under options it intends to exercise that expire on September 30, 2006;

•	to fund a portion of the $349.4 million purchase price for the acquisition of additional aircraft under options it may exercise; and

•	to fund a portion of the $394.5 million purchase price for the acquisition of aircraft on order as of June 30, 2006.
Depending on the timing of such uses, Bristow may use a portion of the net proceeds for working capital and other general corporate purposes, including acquisitions.
The mandatory convertible preferred stock will, if not earlier converted and subject to certain adjustments, automatically convert on September 15, 2009 into no fewer than 4,630,000 shares of common stock and no more than 5,672,000 shares of common stock, depending on the average closing price of the common stock during a specified period preceding such date, as described in the prospectus.
Bristow expects the closing of the offering to occur on September 19, 2006, subject to customary closing conditions.
Credit Suisse Securities (USA) LLC and Goldman, Sachs & Co. are acting as joint book runners for the offering, Jefferies & Company is acting as joint lead manager for the offering and Banc of America Securities LLC, Howard Weil Incorporated, Johnson Rice & Company L.L.C., J.P. Morgan Securities Inc. and Simmons & Company International are acting as co-managers for the offering.
Bristow has granted the underwriters a 30-day option to purchase up to $30 million in additional shares of mandatory convertible preferred stock. Bristow has applied to have the mandatory convertible preferred stock listed on the New York Stock Exchange.
A copy of the prospectus relating to this offering may be obtained by contacting Credit Suisse Securities (USA) LLC, Prospectus Department, One Madison Avenue, New York, NY 10010 (Toll Free: 800-221-1037 or 212-538-5441 or Fax: 212-325-8057) or Goldman, Sachs & Co., Attn: Prospectus Dept., 85 Broad Street, New York, New York 10004 (Fax: 212-902-9316 or e-mail at prospectus-ny@ny.email.gs.com).

This release shall not constitute an offer to sell or the solicitation of an offer to purchase, nor shall there be any sale of the securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.
Bristow Group Inc. is the leading provider of helicopter transportation services to the worldwide offshore energy industry based on number of aircraft operated. Through its subsidiaries, affiliates and joint ventures, the Company has major operations in the U.S. Gulf of Mexico and the North Sea, and operations in most of the other major offshore oil and gas producing regions of the world, including Alaska, Australia, Brazil, China, Mexico, Nigeria, Russia and Trinidad. Additionally, the Company is a leading provider of production management services for oil and gas production facilities in the U.S. Gulf of Mexico. The Company’s common stock trades on the New York Stock Exchange under the symbol BRS.
Statements contained in this release that state the Company’s or management’s intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. These forward-looking statements include intended use of proceeds and the expected closing date. It is important to note that the Company’s actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings, including but not limited to the Company’s registration statement relating to the offering. Bristow Group Inc. disclaims any intention or obligation to revise any forward-looking statements, including financial estimates, whether as a result of new information, future events or otherwise.
Contact:
Bristow Group Inc., Houston
Investor Relations:
Joe Baj, 713-267-7605
Fax: 713-267-7620
joe.baj@bristowgroup.com

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